UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2012

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APPLE REIT SEVEN, INC.

(Exact name of registrant as specified in its charter)

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Virginia	000-52585	20-2879175
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously announced, the board of directors of Apple REIT Seven, Inc. (the “Company”) authorized the evaluation of a potential consolidation transaction in which the Company, Apple REIT Six, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc. would be combined, and designated a special committee of all of its non-management directors to continue the evaluation process. The board of directors of each of Apple REIT Six, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc. (the “other Apple REITs”) also appointed a special committee. The Company announced today that the special committee of its board, and the special committee of the board of each of the other Apple REITs, have recommended to their respective full boards not to move forward with the potential consolidation transaction at this time. The Company’s board and the board of directors of each of the other Apple REITs have accepted the recommendation of its special committee and determined not to move forward with the potential consolidation transaction at this time.

The Company will evaluate any future potential liquidity events as appropriate for the Company. These events which, as previously disclosed, the Company expects to pursue within approximately seven years of the initial closing in its best efforts offering of its units may include a listing of its common shares on a national exchange, disposition of all of its assets in a manner permitting distributions to shareholders or a merger, consolidation or other combination. The timing and taking of any of these actions would be subject to and conditioned on the Company’s board of directors determining the action to be prudent and in the best interests of the shareholders. However, the Company is under no obligation to take any of these actions, and these actions, if taken, might be taken after the seven year period mentioned above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Seven, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

May 14, 2012